Exhibit 23.2

Consent of Independent Engineers

We refer to our report auditing estimates of the natural gas, natural gas liquids and oil reserves attributable to Husky Energy Inc. (the “Company”) as of December 31, 2014 (the “Report”).

We hereby consent to the use and reference to our name and the Report described or incorporated by reference in the Company’s Annual Report on Form 40-F for the year ended December 31, 2014 and the Company’s registration statements on Form S-8 (File No. 333-187135) and Form F-10 (File No. 333-191849), filed with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, as applicable.

Sincerely,

McDaniel & Associates Consultants Ltd.

/s/ B.J. Wurster, P. Eng.
B.J. Wurster, P.Eng.
Vice President

Calgary, Alberta, Canada

February 27, 2015